UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Clean Diesel Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	06-1393453
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 702, 300 Atlantic Street Stamford, CT	06901
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
Common Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

Item 1. Description of Registrant's Securities to be Registered.

The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation, as amended and restated (“Certificate of Incorporation”).

We are authorized to issue up to 12,000,000 shares of our common stock, $0.01 par value per share.  As of September 26, 2007, 7,382,829 shares of common stock are issued and outstanding.

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.  There is no cumulative voting for election of Directors.  There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us.  Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of shares of common stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors, out of funds legally available therefore.  Additionally, upon our liquidation, dissolution, or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued dividends and liquidation preferences on the preferred stock, if any.  Holders of shares of our common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.  The outstanding shares of our common stock are validly authorized and issued, fully paid, and nonassessable.

Item 2. Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3(i)(a)	Restated Certificate of Incorporation dated as of March 21, 2007 (incorporated by reference to Exhibit 3(i)(a) to Annual Report on Form 10-K filed on March 30, 2007).
3(i)(b)
Certificate of Amendment to Restated Certificate of Incorporation dated as of June 15, 2007 (incorporated by reference to Exhibit 3(i)(b) to the Registration Statement on Form S-1 [No. 333-144201] dated June 29, 2007).

3(i)(c)	Certificate of Elimination of Series A Convertible Preferred Stock dated June 18, 2004 (incorporated by reference to Exhibit to Registration Statement on Form S-8 [No. 333-117057] dated July 1, 2004).
3(ii)(a)	By-Laws as amended through December 20, 2005 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10- K filed on March 30, 2007).
3(ii)(b)	Amendment to By-Laws to add a new Section 5.8 dated August 9, 2007 (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K dated August 9, 2007).
4	Specimen Stock Certificate, Common Stock (incorporated by reference to Exhibit to Registration Statement on Form S-1 (No. 33-95840) dated as of August 16, 1995).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Clean Diesel Technologies, Inc.
(Registrant)
Date: September 27, 2007
By /s/ Ann B. Ruple
Ann B. Ruple
Chief Financial Officer, Vice President and Treasurer